Exhibit 10

$ 400,000,000

November 13, 2015

FOR VALUE RECEIVED, LG&E and KU Energy LLC, a Kentucky Corporation (“Maker”) hereby promises to pay to the order of PPL Capital Funding, Inc., a Delaware Corporation, and its successors, endorsees and assigns (“Payee”), on or before November 13, 2025 (the “Maturity Date”), the principal amount of Four Hundred Million Dollars ($400,000,000), together with interest on the unpaid principal amount hereof from time to time outstanding at the rate specified at 3.5% (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest on the unpaid principal amount hereof from time to time outstanding will be payable semi-annually, in arrears, on the 15th day of November and the 15th day of May of each year, commencing May 15, 2016, and on the Maturity Date. The principal amount hereof shall be payable in full, in one payment, on the Maturity Date. Maker may prepay the indebtedness evidenced by this Note in whole or in part at any time prior to the Maturity Date, without penalty, upon ten (10) days’ prior written notice to Payee.

If any payment or action to be made or taken hereunder shall be stated to be or become due on a day which is not a business day, such payment or action shall be made or taken on the next following business day and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action. For purposes of this Note, a “business day” shall be a day on which banks in the State of New York are required or permitted to be open for business.

Payments of principal and interest and any other amounts hereunder shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to instructions provided by Payee in writing, or in such other form as Payee shall designate to Maker in writing.

No failure or delay on the part of Payee to insist on strict performance of Maker’s obligations hereunder or to exercise any remedy shall constitute a waiver of Payee’s rights in that or any other instance. No waiver of any of Payee’s rights shall be effective unless in writing, and any waiver of any default or any instance of non-compliance shall be limited to its express terms and shall not extend to any other default or instance of non-compliance.

Maker and each endorser hereby waive presentment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waive all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

Maker shall pay all reasonable costs and expenses (including attorneys' fees) incurred by Payee relating to the enforcement of this Note.

Any provision hereof found to be illegal, invalid or unenforceable for any reason whatsoever shall not affect the validity, legality or enforceability of the remainder hereof.

This Note shall be binding upon Maker’s successors and assigns and shall inure to the benefit of each holder of this Note and such holder’s successors, endorsees and assigns.

This Note shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to principles of conflicts of law).

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note as of the date first above written.

LG&E and KU Energy LLC

By: /s/ DANIEL K. ARBOUGH
Name: Daniel K. Arbough
Title: Treasurer